October 6, 2014

Mr. David Lyle
c/o Entropic Communications, Inc.
6350 Sequence Drive
San Diego, CA 92121

Re:    Compensation Adjustments

Dear David:
This letter agreement (the “Agreement”) confirms the terms of the offer by Entropic Communications, Inc. (the “Company”) to provide you with certain compensation and bonus opportunities described herein, as approved by the Company’s board of directors on September 11, 2014. Please confirm your acceptance of the compensation and bonus opportunities described in this Agreement by returning a signed and dated copy to me.
Certain capitalized terms used in this Agreement are defined in Paragraph 4 below.
1.    Base Salary Increase. The Company will provide you with an increase in your base salary to $375,000 annually (or $15,625 per pay period) (the “Base Salary Increase”) effective September 1, 2014.
2.    Cash Bonus Payment. The Company will provide you with a lump sum cash bonus payment of $300,000 (three hundred thousand dollars) payable on September 15, 2015 (the “Cash Bonus”). You shall be eligible for the Cash Bonus if you:
(a)    Remain employed by the Company from the date of this Agreement through September 15, 2015;
(b)    Remain employed by the Company from the date of this Agreement through the effective date of a Change of Control; or
(c)    Are involuntarily terminated without Cause and thereafter deliver to the Company a signed release and waiver in the form substantially similar to the form attached hereto as Exhibit A (the “Release and Waiver”) within the applicable time period set forth therein, but in no event later than forty-five (45) days following your termination, and permit it to become effective in accordance with its terms.
A termination of your employment for any reason other than an involuntary termination without Cause (e.g., involuntary termination for Cause, termination due to your death, Complete Disability, or a voluntary termination for any reason) prior to the earliest of the foregoing events shall result in your forfeiture of any right to receive the Cash Bonus.
The Cash Bonus shall replace the target annual incentive you would otherwise be eligible for in calendar year 2015 under the Company’s 2015 Management Bonus Plan; you will revert back to eligibility under the Company’s Management Bonus Plan at your target annual incentive (currently 60% of base salary) in calendar year 2016.
3.     Equity Award. The Company will issue an award of a Restricted Stock Unit covering 100,000 (one hundred thousand) shares of the Company’s Common Stock (the “RSU Award”). The Vesting Commencement Date for the RSU Award shall be September 11, 2014. Subject to your Continuous Service, the RSU Award shall vest over a four-year period, vesting 25% annually on the first quarterly vesting date following the 1st, 2nd, 3rd and 4th anniversary of the Vesting Commencement Date. The RSU Award will be granted and subject to the terms of the of the Company’s equity plan in effect on the date of grant and the Company’s standard award agreement in effect on the date of grant, which you will be required to accept as a condition of receiving the RSU Award. Vesting shall be contingent upon your Continuous Service (in accordance with and as defined in the equity plan) from the date of this Agreement and through each vesting date. The RSU Award will be subject to accelerated vesting in certain conditions, as set forth in your Change of Control Agreement.
4.    Definitions. For purposes of this Agreement, the following definitions apply:
(a)    “Cause” means you are terminated for any of the following reasons: (i) your conviction of, or plea of nolo contendere to, a felony; (ii) your theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company; (iii) your termination consistent with the provisions and procedures of the Company’s drug policy; (iv) your continued neglect of your duties in connection with your employment by the Company (not due to a physical or mental illness), which continues for at least ten (10) days after written notice of demand for compliance is delivered to you by the Company, which demand identifies the manner in which the Company believes that you have not performed such duties and the steps required to cure such failure to perform; or (v) your intentional and willful engagement in misconduct which is materially injurious to the Company. Notwithstanding the foregoing clause (iv), you may not be terminated for Cause as a result of your failure or inability to perform assigned duties which are substantially inconsistent with your duties and responsibilities in effect during the year preceding any Change of Control. Notwithstanding the foregoing clauses, your employment shall not be deemed to be terminated for Cause, and no other action shall be taken by the Company which is adverse to you hereunder unless and until there shall have been delivered to you a copy of a statement of the basis for Cause, signed and approved by the Company’s Chief Executive Officer.

(b)    “Continuous Service” means that the service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which you render such service, provided that there is no interruption or termination of the service with the Company or an Affiliate, shall not terminate Continuous Service; provided, however, if the Entity for which services are rendered ceases to qualify as an “Affiliate,” as determined by the Board in its sole discretion, such Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable, or as otherwise required by law.
(c)    “Change of Control” means (i) the direct or indirect sale or exchange in a single or series of related transactions by the Company’s stockholders of more than fifty percent (50%) of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party after which the Company’s stockholders immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets after which the Company’s stockholders immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the Company’s assets were transferred; or (iv) a liquidation or dissolution of the Company.
(d)    “Complete Disability” means you are prevented from performing your employment duties by reason of any physical or mental incapacity that results in your satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability.
5.    At-Will Employment. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter your at-will employment relationship with the Company. You shall remain an at-will employee, meaning that you or the Company may terminate your employment at any time for any reason, with or without cause, and with or without notice.
6.    Section 409A Compliance. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. The severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(5). However, if such exemptions are not available and you are, upon separation from service, a “specified employee”

for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death.
7.    Section 280G. If it is determined that the amounts payable to you under this Agreement, when considered together with any other amounts payable to you as a result of a Change of Control (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.
The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company, except as set forth below.
If, notwithstanding any reduction described in this Section 7, the IRS determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.
Notwithstanding any either provision of this Section 7, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after you pays the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.
8.    Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. The benefits provided under this Agreement shall be separate from and in addition to the benefits provided under any bonus plan or agreement applicable to you, including your Change of Control Agreement. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and the President and Chief Executive Officer of the Company.
Dave, I am glad that we are able to provide this benefit to you.
Sincerely,
/s/ Suzanne C. Zoumaras

Suzanne Zoumaras
Senior Vice President, Human Resources

Accepted and Agreed:

/s/ David Lyle        Date: _____10/18/14__________
David Lyle

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS
In consideration of the payments and other benefits set forth in the Compensation Adjustments Agreement dated October 6, 2014 (the “Agreement”) to which this form is attached, I, David Lyle hereby furnish Entropic Communications Incorporated, (the “Company”), with the following release and waiver (“Release and Waiver”).
In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to all known claims or “Unknown Claims” (as further defined below): (1) arising out of or in any way related to my employment with the Company or the termination of that employment; (2) related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4)  tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the California Fair Employment & Housing Act (as amended), Worker Adjustment and Retraining Notification Act (WARN) Act, and all claims for attorneys’ fees, costs and expenses. “Unknown Claims” means any and all claims that Employee does not know or suspect to exist in Employee’s favor.
I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers

Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.
I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.
This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: __________________    By: __________________
                                                               DAVID LYLE